Registration Statement No. 333-151397-02
Filed Pursuant to Rule 433

JPMorgan Chase 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

Release : IMMEDIATE

JPMorgan Chase & Co. Announces Withdrawal of NYSE Arca Listing for BearLinxSM ETN

New York, May 21, 2009 –  JPMorgan Chase & Co. will withdraw the NYSE Arca listing of its BearLinxSM Alerian MLP Select Index ETNs (Ticker: “BSR”) effective on or about June 15, 2009.  The BearLinxSM ETNs had been periodically issued by The Bear Stearns Companies Inc. prior to, but not after, JPMorgan Chase’s acquisition of Bear Stearns.  The listing is being withdrawn given the current limited availability of the security.

Upon the effective delisting date, the BearLinxSM ETNs will no longer be listed on any national exchange or quoted medium.  The BearLinxSM ETNs may trade, if at all, on an over the counter basis.

The JPMorgan Alerian MLP Index ETN (Ticker: "AMJ"), which offers exposure to the MLP sector through the same index, is unaffected and remains listed on NYSE Arca.

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.1 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan, Chase, and WaMu brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice.

Investors should consult with their own advisors as to these matters.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus which contains a product supplement and pricing supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorganChase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement, and the pricing supplement if you so request by calling toll-free 800-576-3529.

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Media contact: Tasha Pelio, 212-270-7441, tasha.pelio@jpmorgan.com